Exhibit 5.2

August 8, 2025

Kilroy Realty Corporation

12200 West Olympic Boulevard

Suite 200

Los Angeles, California 90064

Re:

Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Issuance and sale of $400,000,000 aggregate principal amount of 5.875% Senior Notes due 2035 (the “Securities”) of Kilroy Realty, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-289051 and 333-289051-01) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Securities, which are guaranteed by the Company, under the Securities Act of 1933, as amended (the “Act”), by the Operating Partnership and the Company under the Registration Statement which was filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2025. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) consisting of Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997, Articles Supplementary filed with the Department on February 6, 1998, Articles Supplementary filed with the Department on April 20, 1998, Articles Supplementary filed with the Department on October 15, 1998, Articles Supplementary filed with the Department on November 25, 1998, Certificate of Correction filed with the Department on March 4, 1999, Articles Supplementary filed with the Department on December 10, 1999, Articles Supplementary filed with the Department on December 30, 1999, Articles Supplementary filed with

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 8, 2025

the Department on October 23, 2003, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on March 11, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on December 3, 2004, Articles Supplementary filed with the Department on October 2, 2008, Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009, Articles of Restatement filed with the Department on February 2, 2010, Articles Supplementary filed with the Department on March 23, 2012, Articles Supplementary filed with the Department on May 23, 2012, Articles of Restatement filed with the Department on May 23, 2012, Articles Supplementary filed with the Department on August 14, 2012, Articles Supplementary filed with the Department on December 19, 2012, Articles Supplementary filed with the Department on August 23, 2017, Articles Supplementary filed with the Department on August 23, 2017, and Articles of Amendment and Restatement filed with the Department on May 20, 2020;

(ii)

the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, as amended by the Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009, and the Amendment No. 2 to the Second Amended and Restated Bylaws, adopted as of May 22, 2014, as further amended and restated by the Third Amended and Restated Bylaws of the Company, adopted as of December 9, 2014, as further amended and restated by the Fourth Amended and Restated Bylaws of the Company, adopted as of February 23, 2016, as further amended and restated by the Fifth Amended and Restated Bylaws of the Company, adopted as of January 30, 2017, as further amended and restated by the Sixth Amended and Restated Bylaws of the Company adopted as of December 29, 2020, as further amended and restated by the Seventh Amended and Restated Bylaws of the Company adopted as of May 20, 2021, as further amended and restated by the Eighth Amended and Restated Bylaws of the Company adopted as of December 6, 2023, and as further amended and restated by the Ninth Amended and Restated Bylaws of the Company adopted as of June 1, 2024 (collectively, the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors of the Company (the “Board of Directors”), dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors, or a committee thereof, on January 28, 1997, February 27, 2024 and August 5, 2025 (the “Directors’ Resolutions”);

(v)

the Registration Statement filed by the Company and the Operating Partnership with the Commission under the Act, the related preliminary prospectus supplement, dated August 5, 2025, the related final prospectus supplement, dated August 5, 2025 and the related base prospectus, dated July 29, 2025;

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 8, 2025

(vi)

the Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 15, 2012, as amended by the First Amendment to the Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of May 7, 2014 (the “Partnership Agreement”);

(vii)

the Indenture, dated as of March 1, 2011 (the “Base Indenture”), as amended and supplemented by that certain Supplemental Indenture, dated as of July 5, 2011 (the “Supplemental Indenture”, and together with the Base Indenture, collectively the “Indenture”) by and among the Company, the Operating Partnership and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”);

(viii)

fully executed copies of the officers’ certificate dated August 8, 2025 with respect to the Securities pursuant to Sections 102, 201, 301 and 303 of the Indenture (the “Sections 102, 201, 301 and 303 Certificate”) which, among other things, established the title and terms of the Securities pursuant to the authorizing resolutions set forth in the Directors’ Resolutions and to which is attached the form of certificate evidencing the Securities and the Guarantee endorsed thereon, and the related order to the Trustee issued by the Operating Partnership pursuant to Sections 203 and 303 of the Indenture (the “Operating Partnership Order”);

(ix)

a fully executed copy of that certain global note, dated August 8, 2025, registered in the name of The Depository Trust Company or its nominee Cede & Co., representing the Securities (the “Global Note”);

(x)

a fully executed copy of that certain guarantee, dated August 8, 2025, made by the Company for the benefit of the holders of the Securities endorsed on, and made a part of, the Global Note (the “Guarantee”);

(xi)	a status certificate of the Department dated as of a recent date to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(xii)

a certificate signed by two officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to, among other things, the manner of adoption or approval of the Directors’ Resolutions, and the form, approval, execution and delivery of the Partnership Agreement, the Indenture, the Sections 102, 201, 301 and 303 Certificate, the Operating Partnership Order, the Global Note and the Guarantee; and

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 8, 2025

(xiii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)

each person executing any of the Documents on behalf of any party (other than the Company, whether on its own behalf or, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

each of the parties (other than the Company, whether on its own behalf or, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership) executing any instrument, document or agreement reviewed by us has duly authorized and validly executed and delivered each such instrument, document and agreement to which such party is a signatory, and, if applicable, such party’s obligations set forth therein are its legal, valid and binding obligations and are enforceable in accordance with their respective terms;

(d)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(e)

the actions documented by the Directors’ Resolutions were taken at duly called meetings of directors at which a quorum of the Board of Directors or a committee thereof, as the case may be, was present, by the affirmative vote of a majority of the entire Board of Directors of the Company, or a committee thereof, as the case may be, or by unanimous consent by all incumbent members of the Board of Directors of the Company, or a committee thereof, as the case may be, given in writing or by electronic transmission, all in accordance with the Charter and Bylaws of the Company;

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 8, 2025

(f)

all representations, warranties, statements and responses to questions made in or pursuant to the Indenture, the Global Note or the Guarantee by the Company or the Operating Partnership and each other party thereto (other than representations and warranties of the Company or the Operating Partnership as to legal matters on which an opinion is rendered herein) are true and correct;

(g)	the Officers’ Certificate, and all other certificates submitted to us, are true, correct and complete both when made and as of the date hereof;

(h)

the Operating Partnership has been duly formed and is validly existing as a limited partnership under the laws of the State of Delaware, and the corporate action required to be taken by the Company as general partner of the Operating Partnership in authorizing actions in its capacity as general partner of the Operating Partnership is the same as that which would be required to be taken had the Operating Partnership been organized as a limited partnership under the laws of the State of Maryland, instead of the State of Delaware, with the Company as its sole general partner and with no restrictions under the governing documents of the Operating Partnership on the power or authority of the general partner to act on its behalf;

(i)	the Securities will be issued under and subject to the terms of the Indenture; and

(j)

the Securities will be issued in book entry form, represented by the Global Note (including the guarantee of the Company endorsed thereon and made a part thereof), and will be authenticated by the Trustee in accordance with and subject to the terms of the Indenture.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to create the obligation evidenced by the Guarantee.

3.

The issuance of the Securities, the guarantee of the Securities, and the execution and delivery of the Global Note and the Guarantee, pursuant to the Indenture and the Registration Statement, in each case by the Company in its own capacity and, in its capacity as general partner of the Operating Partnership, on behalf of the

BALLARD SPAHR LLP

Kilroy Realty Corporation

August 8, 2025

Operating Partnership, as the case may be, have been duly authorized by all necessary corporate action required under the Charter and Bylaws of the Company and the Maryland General Corporation Law. The Global Note and the Guarantee have been duly executed and delivered by the Company on behalf of itself and, in its capacity as general partner of the Operating Partnership, on behalf of the Operating Partnership, as the case may be.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, or with respect to the actions required for the Operating Partnership to authorize, execute, deliver or perform its obligations under any document, instrument or agreement. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP